Exhibit 99.18

E*TRADE Financial Corporation
135 East 57th Street
New York, NY 10022

May 2, 2008

Wingate Capital Ltd.
c/o Citadel Limited Partnership
131 South Dearborn Street
Chicago, IL 60603
Attention: Adam Cooper, Esq.

Reference is made to the Master Investment and Securities Purchase Agreement, dated as of November 29, 2007 and as amended by that certain letter agreement dated December 12, 2007, that certain letter agreement dated January 18, 2008 (the “January Amendment”) and that certain letter agreement dated March 27, 2008 (the “March Amendment”) (as so amended, the “Agreement”), by and between Wingate Capital Ltd. (“Purchaser”), and E*TRADE Financial Corporation (the “Company”). The Purchaser and the Company desire to further amend the Agreement as set forth in this letter agreement. Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to such terms in the Agreement.

Purchaser and the Company hereby agree as follows:

1.  Section 1 of the March Amendment shall be amended and restated in its entirety as follows:

“Section 2 of the January Amendment shall be amended and restated in its entirety as follows:

2. Notwithstanding any other provision of the Agreement to the contrary, the 46,684,890 shares of Purchased Common Stock contemplated by Section 2.01(b)(i)(A) of the Agreement shall be issued by the Company to Citadel AC Investments, Ltd. or its assignee, as assignee of the Purchaser, within three Business Days’ following notice by Purchaser to the Company that such shares are to be issued to Citadel AC Investments, Ltd., which notice shall be given on or before May 22, 2008. Notwithstanding any other provision of the Agreement to the contrary, the Purchaser’s right pursuant to Section 4.07(a) of the Agreement to have its nominee appointed to the Board of Directors of the Company shall become effective immediately following the issuance of the shares of Purchased Common Stock described in the first sentence of this Section 2.”

2.  Except as expressly set forth in this letter agreement, this letter agreement shall not constitute an amendment, modification or waiver of any other provision of the Agreement or waiver of any rights of the parties under the Agreement, and all terms, conditions and covenants contained in the Agreement shall remain in full force and effect in accordance with their terms. Each reference to “hereof”, “hereunder”, “herein”, “hereby” and each other similar reference, and each reference to “this Agreement” and each other similar reference contained in the Agreement shall refer to the Agreement, as amended by this letter agreement; provided that each reference in the Agreement to “the date of this Agreement” or “the date hereof” (or any words of like import) shall be deemed to refer to November 29, 2007.

3.  The Purchaser hereby represents and warrants to the Company and the Company hereby represents and warrants to the Purchaser that:

(a) It has the power to execute, deliver and perform this letter agreement, and has taken all necessary action, corporate or otherwise (including, if necessary, approval of such entity’s Board of Directors (or equivalent governing body)), to authorize the execution, delivery and performance of this letter agreement.

(b) This letter agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of the Company (in the case of the Company’s representations and warranties to the Purchaser) or the Purchaser (in the case of the Purchaser’s representations and warranties to the Company), enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally, and further subject to the discretion of the court in granting the remedy of specific performance.

4.  This letter agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

5.  This letter agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

[Signature Page follows]

Please confirm your agreement to the foregoing by executing a counterpart to this letter agreement in the space provided below.

Very truly yours,

E*TRADE FINANCIAL CORPORATION

By: /s/ Donald H. Layton
Name:	Donald H. Layton
Title:	Chairman and Chief Executive Officer

ACCEPTED AND AGREED
as of the date first set forth above:

WINGATE CAPITAL LTD.

By: /s/ Adam Cooper
Name:	Adam Cooper
Title:	Authorized Signatory

cc:	Robert C. Schwenkel (Fried, Frank, Harris, Shriver & Jacobson LLP)
Thomas P. Vartanian (Fried, Frank, Harris, Shriver & Jacobson LLP)